Toronto

Montréal

Calgary

Ottawa

Vancouver

New York

Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

October 25, 2022

The Bank of Nova Scotia

44 King Street West

Scotia Plaza, 24th Floor

Toronto, Ontario M5H 1H1

Dear Sirs/Mesdames:

The Bank of Nova Scotia – U.S.$750,000,000 8.625% Fixed Rate Resetting Limited Recourse Capital Notes, Series 4 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness)

We have acted as Canadian counsel to The Bank of Nova Scotia (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of U.S.$750,000,000 aggregate principal amount of its 8.625% Fixed Rate Resetting Limited Recourse Capital Notes, Series 4 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”) pursuant to an underwriting agreement dated October 17, 2022 (the “Underwriting Agreement”) among the Bank and Scotia Capital (USA) Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and SG Americas Securities, LLC, as representatives of the several underwriters named therein. The Notes will be issued under and pursuant to a subordinated debt indenture dated as of October 12, 2017 (the “Base Indenture”) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Indenture Trustees”), as amended and supplemented by the seventh supplemental indenture dated as of October 25, 2022 (the “Seventh Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Bank, the U.S. Trustee and the Canadian Trustee. We have also acted as Canadian counsel to the Bank in connection with the issuance and sale by the Bank of U.S.$750,000,000 aggregate principal amount of 8.625% Fixed Rate Resetting Perpetual Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “AT1 Notes”) to Computershare Trust Company of Canada, as trustee (in such capacity, the “LRT Trustee”) of Scotiabank LRCN Trust (the “Limited Recourse Trust”) pursuant to a note purchase agreement dated October 24, 2022 (the “Note Purchase Agreement”) between the Bank and the Limited Recourse Trust, by its trustee, the LRT Trustee. The AT1 Notes were issued under and pursuant to the Base Indenture, as amended and supplemented by the sixth supplemental indenture dated as of October 24, 2022 (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “AT1 Indenture”) among the Bank, the U.S. Trustee and the Canadian Trustee (the Canadian Trustee together with the U.S. Trustee, the “AT1 Indenture Trustees”). All capitalized terms used in this opinion letter shall, unless otherwise defined in this opinion letter, have the meanings ascribed to them in the Underwriting Agreement.

In accordance with the terms of a declaration of trust dated March 29, 2021, as may be supplemented, amended or restated from time to time, in respect of the Limited Recourse Trust made by the LRT Trustee, the Limited Recourse Trust will hold the AT1 Notes as legal and registered owner to satisfy the recourse of the holders of the Notes in respect of the Bank’s obligations under the Indenture in respect of the Notes. Upon the occurrence of a Recourse Event (as defined in the Indenture), the sole remedy of the holders of Notes shall be recourse to the Corresponding Trust Assets (as defined in the Indenture), which will initially consist of the AT1 Notes. The AT1 Indenture provides that the AT1 Notes will convert, upon the occurrence of a Trigger Event (as defined in the AT1 Indenture), into common shares in the capital of the Bank (each, a “Common Share”), subject to certain conditions as described in the AT1 Indenture (an “NVCC Automatic Conversion”). If the AT1 Notes are held by the Limited Recourse Trust, then upon the occurrence of a Recourse Event that is a Trigger Event and immediately following an NVCC Automatic Conversion, each holder of the Notes will be entitled to receive from the LRT Trustee such holder’s proportionate share of the Corresponding Trust Assets, which shall consist of the Common Shares then held by the LRT Trustee pursuant to such NVCC Automatic Conversion, subject to certain conditions as described in the Indenture.

We are solicitors qualified to practise law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

As Canadian counsel to the Bank, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

1.

the preliminary prospectus supplement dated October 17, 2022, the final prospectus supplement dated October 17, 2022 (the “Final Prospectus Supplement”) and the base prospectus dated December 29, 2021 (the “Base Prospectus” and together with the Final Prospectus Supplement, the “Prospectus”);

2.	the Underwriting Agreement;

3.	the Indenture; and

4.	the AT1 Indenture.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

1.	the by-laws of the Bank;

2.

officers’ certificates of the Bank as to resolutions of the directors of the Bank authorizing the Registration Statement filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form F-3 on December 3, 2021, and Pre-Effective Amendment No. 1 thereto filed by the Bank with the Commission on December 27, 2021 (collectively, the “Registration Statement”), the Prospectus, and the creation and issuance of the Notes, the AT1 Notes and other related matters; and

3.	a Certificate of Confirmation dated October 24, 2022 issued by the Office of the Superintendent of Financial Institutions (Canada) in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Notes and the AT1 Notes.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume is accurate as of the date hereof.

The opinion expressed in paragraph 3 is based on the assumption that (i) the Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the Indenture Trustees and (ii) the AT1 Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the AT1 Indenture Trustees.

Based upon and subject to the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.

The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes, to create, issue and sell the AT1 Notes, to issue and deliver the Common Shares into which the AT1 Notes may be converted upon an NVCC Automatic Conversion (as defined in the AT1 Indenture), and to execute, deliver and perform its obligations under the Indenture and the AT1 Indenture.

2.

The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. The creation, issuance, sale and delivery of the AT1 Notes have been duly authorized by the Bank and the AT1 Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. All necessary corporate action has been taken by the Bank to authorize and reserve for issuance the Common Shares into which the AT1 Notes may be converted upon an NVCC Automatic Conversion (as defined in the AT1 Indenture) and such Common Shares, when duly issued in accordance with the AT1 Indenture, will be validly issued, fully paid and non-assessable shares. The Notes and the AT1 Notes, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their respective terms.

3.

The Indenture and the AT1 Indenture have been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their respective terms.

4.

The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes, the AT1 Notes, the Indenture and the AT1 Indenture, and the issuance and delivery of the Common Shares upon an NVCC Automatic Conversion (as defined in the AT1 Indenture), do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinions set forth in paragraphs 2 and 3 above as to the enforceability of the Notes, the AT1 Notes, the Indenture and the AT1 Indenture, respectively, are subject to the qualifications that:

(i)

enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)

enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)

enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Notes, the AT1 Notes, the Indenture or the AT1 Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP